UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2011

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information discussed under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Dallas Portfolio

On January 19, 2011, Industrial Income Trust Inc. (the “Company”), through a wholly-owned subsidiary, acquired a 100% fee interest in two industrial buildings aggregating approximately 575,000 square feet on 36.2 acres located in the Pinnacle Industrial Center in Dallas, Texas (the “Dallas Portfolio”). The seller of the Dallas Portfolio, Pinnacle Industrial Center Limited Partnership, is not affiliated with the Company or its affiliates. The Dallas Portfolio is currently 100% leased to three tenants under lease agreements with varying lease terms. The three tenants in the Dallas Portfolio, which each individually lease more than 10% of the rentable area of the Dallas Portfolio, are described as follows:

•

Tree of Life, Inc., an organic food distributor, leases approximately 324,000 square feet, or approximately 56% of the property’s rentable area under a lease that expires in February 2018 with two, five-year renewal options. The annual base rent under the lease is currently approximately $0.9 million and is subject to a rent escalation of approximately 1% in January 2012 and 9% in January 2013.

•

Stanpac USA, LLC, a supplier of packaging products for the dairy industry, leases approximately 151,000 square feet, or approximately 26% of the property’s rentable area under a lease that expires in October 2013 with no renewal options. The annual base rent under the lease is currently approximately $0.5 million and contains no additional rent escalations.

•

Berlin Packaging, LLC, a supplier of rigid packaging products, leases approximately 100,000 square feet, or approximately 18% of the property’s rentable area under a lease that expires in February 2014 and contains one, five-year renewal option. The annual base rent under the lease is currently approximately $0.4 million and contains no additional rent escalations.

The total purchase price was $25.7 million, exclusive of transfer taxes, due diligence, and other closing costs. Per the terms of an amended and restated advisory agreement, dated as of May 14, 2010 (the “Advisory Agreement”), by and among the Company, Industrial Income Operating Partnership LP (the “Operating Partnership”), and Industrial Income Advisors LLC (the “Advisor”), the Company will pay an acquisition fee to the Advisor equal to 2.0% of the purchase price of this transaction. The Company funded the acquisition using proceeds from its public offering.

The Dallas Portfolio will be managed by Industrial Developments International, Inc.

Tampa Building

On January 19, 2011, the Company, through a wholly-owned subsidiary, acquired a 100% fee interest in one industrial building that is approximately 147,000 square feet on 8.9 acres located in the Madison Business Center in Tampa, Florida (the “Tampa Building”). The seller of the Tampa Building, Industrial Developments International, Inc., is not affiliated with the Company or its affiliates. The Tampa Building is currently 100% leased to American Tire Distributors, Inc. under a lease that expires in April 2019.

The annual base rent under the lease is currently approximately $0.8 million and is subject to rent escalations of approximately 4.0% every other year, beginning in January 2011 and approximately 2.0% every other year, beginning in January 2012. The tenant has two options to extend the lease for a period of five years each. The Tampa Building serves as a distribution center for American Tire Distributors, Inc. an independent tire wholesaler.

The total purchase price was $10.7 million, exclusive of transfer taxes, due diligence, and other closing costs. Per the terms of the Advisory Agreement, the Company will pay an acquisition fee to the Advisor equal to 2.0% of the purchase price of this transaction. The Company funded the acquisition using proceeds from its public offering.

The Tampa Building will be managed by Industrial Developments International, Inc.

Item 9.01.	Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

To be filed by amendment. With respect to the acquisition of the Dallas Portfolio and the Tampa Building, the registrant hereby undertakes to file any financial statements required to be filed in response to this item in an amendment to this Current Report on Form 8-K no later than April 6, 2011.

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the acquisitions) that are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, those risks set forth in the “Risk Factors” section of the Company’s prospectus, dated September 14, 2010, as supplemented and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

January 25, 2011

	By:	/S/ THOMAS G. MCGONAGLE
	Name:	Thomas G. McGonagle
	Title:	Chief Financial Officer and Treasurer

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